UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐         Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (only as permitted by Rule 14a-6(e)(2))

☒         Definitive Proxy Statement

☐         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

INVESTAR HOLDING CORPORATION

(Name of Registrant as Specified in its Charter)

______________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒         No fee required

☐         Fee paid previously with preliminary materials

☐         Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022 Notice and Proxy Statement

INVESTAR HOLDING CORPORATION

10500 Coursey Boulevard

Baton Rouge, Louisiana 70816

April 5, 2022

Dear Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2022 Annual Meeting of Shareholders of Investar Holding Corporation (the “2022 Annual Meeting”). The 2022 Annual Meeting will be held beginning at 3:00 p.m., Central time, on Wednesday, May 18, 2022 at Investar Bank, 10500 Coursey Boulevard, Third Floor, Baton Rouge, Louisiana 70816. The formal notice of the 2022 Annual Meeting appears on the next page. At the 2022 Annual Meeting, you will be asked to:

1.	Elect 12 directors, each to serve a one-year term;

2.	Ratify the appointment of Horne LLP as Investar Holding Corporation’s independent registered public accounting firm for the 2022 fiscal year;

3.	Approve, on an advisory basis, the compensation of our named executive officers; and

4.	Transact such other business as may properly come before the annual meeting or any adjournments thereof.

Only shareholders of record on March, 21, 2022 are entitled to receive notice of and vote at the 2022 Annual Meeting. The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the 2022 Annual Meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the 2022 Annual Meeting regardless of the number of shares of our common stock you own or whether you are able to attend the 2022 Annual Meeting in person.

A copy of our 2022 proxy statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021 (which serves as our annual report to shareholders) is being made available to our shareholders online, on or about April 5, 2022, at http://www.proxydocs.com/ISTR.

You may vote your shares via a toll-free telephone number, on the Internet, or by signing, dating and mailing a proxy card. Instructions regarding the three methods of voting by proxy are contained in the notice of internet availability of proxy materials. If you are the record holder of shares of our common stock, you may vote in person at the 2022 Annual Meeting. The accompanying proxy statement explains how to obtain directions to the meeting.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Investar Holding Corporation.

Sincerely,

John J. D’Angelo

President and Chief Executive Officer

INVESTAR HOLDING CORPORATION

10500 Coursey Boulevard

Baton Rouge, Louisiana 70816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	3:00 p.m., Central time, on Wednesday, May 18, 2022

PLACE:

Investar Bank

10500 Coursey Boulevard, Third Floor

Baton Rouge, Louisiana 70816

You can obtain directions to Investar Bank by contacting Patrice Theriot by email at patrice.theriot@investarbank.com or by telephone at (225) 448-5468.

ITEMS OF BUSINESS:

1. To elect 12 directors, each to serve a one-year term.

2. To ratify the appointment of Horne LLP as Investar Holding Corporation’s independent registered public accounting firm for the 2022 fiscal year.

3. To approve, on an advisory basis, the compensation of our named executive officers.

4. To transact such other business as may properly come before the 2022 Annual Meeting of Shareholders or any adjournments thereof (the “2022 Annual Meeting”).

RECORD DATE:	You are entitled to notice of and to attend or vote at the 2022 Annual Meeting if you were a shareholder of record as of the close of business on March 21, 2022.

ANNUAL REPORT:	Our Annual Report on Form 10-K for the year ended December 31, 2021 (which serves as our annual report to shareholders), which is not part of the proxy solicitation material, is accessible online at http://www.proxydocs.com/ISTR.

PROXY VOTING:	We value your participation. It is important that your shares be represented and voted at the 2022 Annual Meeting. The accompanying proxy statement provides detailed information about the matters to be considered at the 2022 Annual Meeting. Please read it carefully. To ensure your shares are represented at the 2022 Annual Meeting, please vote your shares via a toll-free telephone number, on the Internet or by completing, signing, dating and mailing a proxy card. Instructions regarding the three methods of voting are contained in the notice of internet availability of proxy materials. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

John J. D’Angelo

President and Chief Executive Officer

Baton Rouge, Louisiana

April 5, 2022

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 18, 2022:

Investar Holding Corporation’s 2022 proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2021 are available at http://www.proxydocs.com/ISTR

The Notice of the 2022 Annual Meeting of Shareholders and Proxy Statement are first being made available to shareholders on or about April 5, 2022.

i

INVESTAR HOLDING CORPORATION

______________________________

PROXY STATEMENT

______________________________

ii

INVESTAR HOLDING CORPORATION

10500 Coursey Boulevard, Third Floor, Baton Rouge, Louisiana 70816

______________________________________________

PROXY STATEMENT

______________________________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 18, 2022

We are making this proxy statement available to the shareholders of Investar Holding Corporation in connection with the solicitation of proxies by its board of directors for use at the 2022 Annual Meeting of Shareholders of Investar Holding Corporation to be held at 3:00 p.m., Central time, on Wednesday, May 18, 2022, at Investar Bank, 10500 Coursey Boulevard, Third Floor, Baton Rouge, Louisiana 70816, (together with any adjournments or postponements of such annual meeting, the “2022 Annual Meeting”). In this proxy statement, Investar Holding Corporation is referred to as “Investar”, “we”, “our”, “us” or the “Company”, and Investar Bank is referred to as the “Bank.”

As required by the rules of the Securities and Exchange Commission, or SEC, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021, which serves as our annual report to shareholders (our “2021 Annual Report”) available to our shareholders electronically. On April 5, 2022, we mailed the notice of internet availability to our shareholders of record as of March 21, 2022 and posted these materials online at http://www.proxydocs.com/ISTR.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING, VOTING YOUR SHARES

AND THE PROXY MATERIALS

Who is soliciting proxies from the shareholders?

Our board of directors, on behalf of the Company, is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the 2022 Annual Meeting, whether or not you attend the meeting.

When and where will the 2022 Annual Meeting be held?

The 2022 Annual Meeting will be held at 3:00 p.m., Central time, on Wednesday, May 18, 2022 at Investar Bank, 10500 Coursey Boulevard, Third Floor, Baton Rouge, Louisiana 70816. To obtain directions to attend the 2022 Annual Meeting, please contact Patrice Theriot by email at patrice.theriot@investarbank.com or by telephone at (225) 448-5468.

What will be voted on at the 2022 Annual Meeting?

1.	The election of 12 directors, each to serve a one-year term;

2.	The ratification of the appointment of Horne LLP as Investar Holding Corporation’s independent registered public accounting firm for the 2022 fiscal year; and

3.	The approval, on an advisory basis, of the compensation of our named executive officers.

Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any other matter that is properly presented for action at the 2022 Annual Meeting. Our board does not expect to bring any other matter before the 2022 Annual Meeting and is not aware of any other matter that may be considered at the 2022 Annual Meeting. In addition, under our Amended and Restated By-laws (“By-laws”), the time has expired for any shareholder to properly bring a matter before the 2022 Annual Meeting. However, in the unexpected event that any other matter does properly come before the 2022 Annual Meeting, subject to applicable SEC rules, the proxy holders will vote the proxies in their discretion.

How will we solicit proxies and who bears the cost of proxy solicitation?

The Company will bear the expenses for calling and holding the 2022 Annual Meeting and the solicitation of proxies therefor. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, the Internet or overnight delivery service. These individuals do not receive separate compensation for these services. Also, we have retained and pay a fee to American Stock Transfer & Trust Company, LLC to perform services in connection with our common stock, including assistance with the solicitation of proxies, but we pay no separate compensation to American Stock Transfer & Trust Company, LLC solely for the solicitation of proxies. Finally, in accordance with SEC regulations, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the 2022 Annual Meeting?

Our board of directors has fixed the close of business on Monday, March 21, 2022, as the record date for our 2022 Annual Meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the 2022 Annual Meeting. As of March 21, 2022, our only outstanding class of securities was our common stock, $1.00 par value per share. On that date, we had 40,000,000 shares of common stock authorized, of which 10,310,212 shares were outstanding.

If you, rather than your broker, are the record holder of our stock, you can vote either in person at the 2022 Annual Meeting or by proxy, whether or not you attend the 2022 Annual Meeting. If you would like to attend the 2022 Annual Meeting in person and need directions, please contact Patrice Theriot by email at patrice.theriot@investarbank.com or by telephone at (225) 448-5468. You may vote your shares by proxy via a toll-free telephone number, on the Internet or by signing, dating and mailing a proxy card that will be mailed to you if you request delivery of a full set of proxy materials. Instructions regarding the methods of voting by proxy are contained on the notice of internet availability of proxy materials.

How many votes must be present to hold the 2022 Annual Meeting?

A “quorum” must be present to hold our 2022 Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the 2022 Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the 2022 Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the 2022 Annual Meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held.

What is the required vote on each proposal?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of 12 director nominees	For or withhold on each nominee	Plurality of shares voted	N/A	No effect
No. 2: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the votes actually cast	No effect	N/A
No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the votes actually cast	No effect	No effect

Although the vote is non-binding, our board will consider the outcome of the advisory vote on the compensation of our named executive officers (the “say-on-pay vote”) when establishing our compensation philosophy and in making future compensation decisions.

How will the proxy be voted and how are votes counted?

If your shares are registered directly in your name, you are the shareholder of record of those shares, and these proxy materials have been made available to you by us. If you vote by proxy (either by properly completing and returning a paper proxy card or submitting voting instructions by telephone or on the Internet), the shares represented by your proxy will be voted at the 2022 Annual Meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy but do not provide any voting instructions on the proxy, your shares will be voted at the 2022 Annual Meeting, including any adjournments or postponements, in accordance with the recommendations of the board as follows:

1.	“FOR” the election of each director nominee.

2.	“FOR” the ratification of Horne LLP as our independent registered public accounting firm for 2022.

3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

If your shares are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee holding your shares in street name on how to vote your shares and must provide voting instructions to your bank, broker or other nominee, or your shares will not be voted on any proposal on which your bank, broker or the other party does not have discretionary authority to vote. The New York Stock Exchange (“NYSE”) rules determine which proposals presented at annual meetings of shareholders are “routine” or “non-routine.” If a proposal is determined to be routine, your bank, broker or other nominee has discretionary authority and may vote your shares on the proposal without receiving voting instructions from you. If a proposal is determined to be non-routine, your bank, broker, or other nominee does not have discretionary authority and may not vote your shares on the proposal without receiving your voting instructions. The ratification of Horne LLP as our independent registered public accounting firm is considered a routine matter; however, the election of directors and the approval of the compensation of our named executive officers are considered non-routine matters.

A “broker non-vote” occurs when a bank, broker or other party holding shares for which you are a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the shareholder for whom it is holding shares. If a broker non-vote occurs with respect to any matter to be considered at the 2022 Annual Meeting, shares that are not voted will be treated as shares present for the purpose of determining whether a quorum is present at the meeting but will not be considered present for purposes of calculating the vote on a particular matter, or counted as a vote cast “for” or “against” a matter or as an abstention on the matter.

An abstention from voting by a shareholder who is either present in person at the 2022 Annual Meeting or represented by proxy will be treated as not being “cast” for purposes of such vote and will be counted neither “for” nor “against” the matter subject to the abstention. Abstentions will not affect the outcome of the vote on matters that must be approved by the holders of a majority of the votes cast or by plurality vote. This means that the candidates receiving the highest number of “FOR” votes will be elected. A properly executed card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the 2022 Annual Meeting, but will not be considered to have been voted for the director nominee.

Can a proxy be revoked?

Yes. You can revoke or change your proxy at any time before it is used to vote your shares by (1) giving written notice to our Corporate Secretary before the 2022 Annual Meeting, (2) timely delivering to us another proxy with a later date or (3) appearing in person and voting at the 2022 Annual Meeting if you, rather than your broker, are the record holder of our stock. Your attendance alone at the 2022 Annual Meeting will not be enough to revoke your proxy. Written notice of the revocation of a proxy should be delivered to the following address: Van R. Mayhall, III, Corporate Secretary, Investar Holding Corporation, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2021 Annual Report, to shareholders by providing access to these documents on the internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

How do I obtain a separate set of proxy materials or request a single set for my household?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we will deliver only one copy of our notice of internet availability of proxy materials to shareholders who have the same address and last name unless one or more of these shareholders notifies us that they wish to receive individual copies. This procedure reduces our printing costs and postage fees. Although only one copy of our notice of internet availability of proxy materials will be delivered to each address, each shareholder sharing that address will continue to be able to access the proxy materials and submit his or her individual voting instructions.

If shareholders sharing an address wish to receive a separate notice of internet availability of proxy materials or if you do not wish to participate in householding in the future, please contact Van R. Mayhall, III, our Corporate Secretary, at (225) 227-2309, or write to Mr. Mayhall at Investar Holding Corporation, Attn.: Corporate Secretary, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816. You may also send an email to Mr. Mayhall at van.mayhall@investarbank.com. If you have multiple accounts in your name or share an address with other shareholders and receive multiple copies of our notice of internet availability of proxy materials, you can authorize us to discontinue mailing multiple copies by calling or writing to or emailing our Corporate Secretary as instructed above.

Shareholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 21, 2022, we had approximately 690 shareholders of record. The following table sets forth information regarding the beneficial ownership of our common stock as of March 21, 2022, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), known to us to be the beneficial owner of more than 5% of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of March 21, 2022, which was 10,310,212 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
Fourthstone LLC	806,964	(1)	7.8%
13476 Clayton Rd.
St. Louis, MO 63131
The Banc Funds Company, L.L.C.	565,199	(2)	5.5%
20 North Wacker Drive, Ste. 3300
Chicago, IL 60606

(1)	The amount shown in the table above and the following information are based on the last Schedule 13G/A filed with the SEC on February 14, 2022 jointly by Fourthstone LLC; Fourthstone Master Opportunity Fund Ltd; Fourthstone GP LLC; Fourthstone QP Opportunity Fund LP; and Fourthstone Small-Cap Financials Fund LP, and L. Phillip Stone, IV reporting beneficial ownership as of December 31, 2021. Fourthstone LLC in its capacity as an investment adviser has shared voting power and dispositive power with respect to 806,964 shares of common stock on behalf of its advisory clients. Fourthstone Master Opportunity Fund Ltd has shared voting power and dispositive power with respect to 524,855 shares of common stock, Fourthstone GP LLC has shared voting power and dispositive power with respect to 255,009 shares of common stock, Fourthstone QP Opportunity Fund LP has shared voting power and dispositive power with respect to 229,666 shares of common stock and Fourthstone Small-Cap Financials Fund LP has shared voting power and dispositive power with respect to 25,343 shares of common stock. L. Phillip Stone, IV is the managing member of Fourthstone LLC and Fourthstone GP LLC.
(2)	The amount shown in the table above and the following information are based on the last Schedule 13G/A filed with the SEC on February 8, 2022 jointly by The Banc Funds Company, L.L.C. (“TBFC”); Banc Fund VIII L.P.; Banc Fund IX L.P.; and Banc Fund X L.P. (collectively, the “Banc Fund Reporting Persons”), reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G/A, TBFC is the indirect general partner of (i) Banc Fund VIII L.P., which has sole voting and dispositive power with respect to 0 shares, (ii) Banc Fund IX L.P., which has sole voting and dispositive power with respect to 334,021 shares, and (iii) Banc Fund X L.P., which has sole voting and dispositive power with respect to 231,178 shares. Charles J. Moore is the principal shareholder and manager of TBFC and as a result has voting and dispositive power of the securities held by each of the Banc Fund Reporting Persons.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table includes information about the common stock owned by our directors, nominees and executive officers, as of March 21, 2022. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816. In computing each listed person’s particular percentage ownership, we deemed as outstanding any shares of common stock subject to options or warrants held by that person that are exercisable currently or within 60 days of March 21, 2022.

Name of Beneficial Owner	Number of Shares		Number of Shares Subject to Exercisable Options and Warrants	Total Beneficial Ownership	Percent of Class(1)
Directors and Nominees:
James M. Baker	13,155	(2)	—	13,155	*
Thomas C. Besselman, Sr.	95,542		—	95,542	*
James H. Boyce, III	32,231	(3)	—	32,231	*
Robert M. Boyce, Sr.	58,506		—	58,506	*
William H. Hidalgo, Sr.	63,711	(4)	—	63,711	*
Gordon H. Joffrion, III	32,002	(5)	—	32,002	*
Robert Chris Jordan	47,499		—	47,499	*
David J. Lukinovich	51,729	(6)	—	51,729	*
Suzanne O. Middleton	32,812		—	32,812	*
Andrew C. Nelson, M.D.	135,364	(7)	—	135,364	1.31%
Frank L. Walker	9,272		—	9,272	*

Named Executive Officers:
John J. D’Angelo	202,158	(8)	182,228	384,386	3.73%
Christopher L. Hufft	39,923	(9)	50,822	90,745	*
Linda M. Crochet	4,951	(10)	—	4,951	*
Travis M. Lavergne	12,326	(11)	—	12,326	*
Dane M. Babin	18,097	(12)	—	18,097	*
All directors, nominees, and executive officers as a group (15 persons total)	826,234		233,050	1,059,284	10.27%

*	Represents less than 1% based on 10,310,212 shares of our common stock outstanding as of March 21, 2022.
(1)

Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all stock options and warrants to acquire shares of our common stock held by such person that are exercisable currently or within 60 days of March 21, 2022.

(2)	Includes 1,775 shares registered in the name of Mr. Baker’s spouse.
(3)	Includes 1,500 shares held in trust for the benefit of Mr. Boyce’s children.
(4)	Includes (i) 19,571 shares registered in the name of William H. Hidalgo Trust and (ii) 4,566 registered in the name of Mr. Hidalgo’s spouse.
(5)	Includes 11,610 shares registered in the name of Mr. Joffrion’s spouse.
(6)

Includes (i) 16,651 shares registered in the name of Solomon’s Portico, LLC, an affiliate of Mr. Lukinovich, which are pledged to First National Bankers Bank to secure a personal line of credit and (ii) 17,677 shares registered in the name of Mr. Lukinovich’s spouse and children.

(7)	Includes 8,058 shares registered in the name of AJ’s Investment Co., LLC, an affiliate of Dr. Nelson.
(8)	Mr. D’Angelo is also a director. His ownership includes (i) 2,074 shares held in brokerage accounts by Mr. D’Angelo for the benefit of his four minor children and 18,982 shares of unvested restricted stock and restricted stock units (“RSUs”).
(9)	Includes 10,064 shares of unvested restricted stock and RSUs.
(10)	Includes 3,846 shares of unvested restricted stock and RSUs.
(11)	Shares referenced are based on the Company’s knowledge as Mr. Lavergne left the Company in July 2021.
(12)	Shares referenced are based on the Company’s knowledge as Mr. Babin left the Company in November 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act to file with the SEC and The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5.

Based solely upon a review of the reports filed on the SEC’s EDGAR system, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2021, all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) with the exceptions of Ms. Middleton, who inadvertently failed to timely report a purchase, Mr. Joffrion, who inadvertently failed to timely report a sale, and Messrs. D’Angelo, Hufft, Lavergne, and Babin who inadvertently failed to timely file Form 4s to report the forfeiture of shares to cover the tax obligation related to vesting of restricted stock. Mr. Babin also inadvertently failed to timely file a Form 4 to report the liquidation of shares to fund a loan from the Company’s 401(k) plan. These transactions were subsequently reported on Form 4s filed in 2021 with the exception of Mr. Joffrion’s transaction, which was subsequently reported on a Form 4 filed in 2022.

BOARD OF DIRECTORS

Board Composition

Our board is currently comprised of 12 directors, each of whom was elected for a one-year term at our 2021 Annual Meeting of Shareholders held on May 19, 2021 (the “2021 Annual Meeting”). Each of our current directors has been nominated to serve another one-year term.

Information about Directors and Director Nominees

The following table lists the 12 directors currently serving on our board and nominated for election to our board at the 2022 Annual Meeting, each of whom also serves as a director of the Bank. The information below includes a brief discussion of the experience, qualifications and skills that led us to conclude that such individual should serve as a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders. The information presented below highlights certain notable experience, qualifications and skills for each director and nominee, but does not provide an exhaustive catalog of each and every qualification and skill that a director or nominee possesses.

Name	Age	Background, Qualifications and Skills
James M. Baker Director since 2013	67

Since 1999, Mr. Baker has served as the President and CEO of TOPCOR Companies, LLC, a consolidated group of 12 specialty contracting firms servicing the infrastructure and industrial markets, with offices in Houston, Texas, Lake Charles and Baton Rouge, Louisiana, Augusta, Georgia and Tampa, Florida. In 2016, Mr. Baker sold the assets of the firms to Structural Group, LLC, a privately held firm, where he is now employed as the Vice President of a new operating entity called Structural TOPCOR, LLC. Through his business activities, Mr. Baker brings a strong sense of the business conditions in our markets that is valuable to the board. He also understands the capital needs and other challenges that many of our business customers face, and his insights on this topic help us tailor our products and services for business owners.

Thomas C. Besselman, Sr. Director since 2009	72

Since 1971, Mr. Besselman has been a licensed Health, Life and Accident Insurance Professional and has worked as a benefits consultant for Arthur J. Gallagher & Co., an insurance brokerage and risk management services firm, since 2012. He is the former owner of The Besselman & Little Agency, L.L.C. in Baton Rouge, Louisiana, which he sold in April 2012. Mr. Besselman is involved in various other businesses as the founder or as a partner. As a businessman, Mr. Besselman is able to add a borrower’s perspective to board discussions. Mr. Besselman’s extensive relationships in the Baton Rouge community also qualify him to serve on our board.

James H. Boyce, III Director since 2009	55

For over 25 years, Mr. Boyce has owned several convenience stores and three consumer loan and sub-prime auto lending companies in Ascension Parish, Louisiana. In 2021, he sold the last of these convenience stores and combined the three finance companies into one company, Preferred Loans, LLC. Also in Ascension Parish, Mr. Boyce owns a controlling interest in Trash Rangers, a residential waste collection company, owns Galvez Oaks LLC and Wallace Pines Park LLC which operate mobile home parks, and is the managing partner of Cousins Farms Enterprises LLC and PHL Investments LLC, real estate development companies which own and lease commercial and industrial retail buildings. Consumer and commercial and industrial loans comprise a significant portion of our lending activities, and Mr. Boyce’s ownership of a consumer loan company and experience as a developer allows him to provide sound advice regarding these aspects of our operations. In addition, being located in Ascension Parish, Louisiana, Mr. Boyce’s knowledge of this area helps us shape our policies for this and the other suburban areas of our markets. He also brings an institutional knowledge to the Bank due to his tenure on the board. Mr. Boyce is the cousin of Robert M. Boyce, Sr., one of our directors nominated for re-election at our 2022 Annual Meeting.

Robert M. Boyce, Sr. Director since 2013	69

Mr. Boyce is retired, having sold his interest in Louisiana Machinery Company, L.L.C., a Caterpillar distributor located in Baton Rouge, Louisiana, in August 2014. From 1975 until August 2014, Mr. Boyce was an owner and officer of Louisiana Machinery Co., L.L.C. Mr. Boyce’s extensive experience in the Baton Rouge business community and his significant contacts within the community qualify him to serve on our board. Mr. Boyce is the cousin of James H. Boyce, III, one of our directors nominated for re-election at our 2022 Annual Meeting.

John J. D’Angelo Director since 2009	62

Mr. D’Angelo has been the President and Chief Executive Officer of the Company since our organization as a bank holding company in 2013. He has also served as the Bank’s President and Chief Executive Officer since its organization in 2006. Prior to the Bank’s organization, Mr. D’Angelo was manager of the private banking, small business banking, construction lending, brokerage and trust areas of Hibernia National Bank (the predecessor to Capital One, N.A.) for more than six years in the East Baton Rouge Parish, Louisiana, market. From 1996 to 2005, Mr. D’Angelo was president and director of Aegis Lending Corporation, a company with lending operations in 46 states and the District of Columbia. As the founder of the Bank and its current Chief Executive Officer, Mr. D’Angelo has a detailed understanding of our history, current operations and future plans and strategies. His extensive banking experience is an additional qualification to serve on our board.

William H. Hidalgo, Sr. Director since 2013	82

Mr. Hidalgo, the Chairman of our board, is the owner and managing member of Halimar Shipyard, LLC, a shipyard management company in Morgan City, Louisiana, and is an active marine consulting engineer. From May 1994 to October 2001, Mr. Hidalgo served as President and CEO of Conrad Industries, Inc., a publicly-traded marine vessel and offshore drilling component construction company in Morgan City. Mr. Hidalgo’s experience as president and CEO of a public company provides the board with knowledge of matters relevant to the successful management of a public company. As with a number of other directors, as a business owner, Mr. Hidalgo is able to add a borrower’s perspective to board discussions. His significant experience owning and operating companies also enables him to help the board efficiently manage the Company’s growth.

Gordon H. Joffrion, III Director since 2013	68

Mr. Joffrion has worked as a licensed general contractor since 1979. Since 2006, he has served as the General Manager of Joffrion Construction, Inc., a commercial and residential construction business in Baton Rouge, Louisiana. Mr. Joffrion’s long-standing business and personal relationships in the Baton Rouge area, as well as his strong sense of the business conditions in Baton Rouge, qualify him to serve on the board.

Robert Chris Jordan Director since 2017	68

Mr. Jordan, a resident of New Iberia, Louisiana, has served as Managing Member of Vermillion Business Group since 1989. Vermillion Business Group develops properties for several Fortune 500 companies and also develops gated and non-gated subdivisions and industrial parks. Mr. Jordan is also involved in numerous civic and non-profit associations in the Lafayette, Louisiana region. Mr. Jordan’s extensive experience in the Lafayette business community, and his significant contacts within the community, qualify him to serve on our board.

David J. Lukinovich Director since 2013	62

Mr. Lukinovich is a board certified tax attorney and a board certified estate planning and administration attorney with over 35 years of practice experience. He has served as CEO of his law firm, Lukinovich, APLC, since 1995. Mr. Lukinovich’s extensive knowledge of tax matters provides the board with valuable insight regarding the tax implications of our strategies. Also, Mr. Lukinovich’s legal practice gives him insight regarding the issues that are important to our individual customers. Mr. Lukinovich has experience working as a certified public accountant as well, which enables him to serve as our audit committee financial expert.

Suzanne O. Middleton Director since 2013	62

Ms. Middleton currently serves as the chairman of the Bank. Since April 1999, she has also worked as the Chief Financial Officer of Credit One, LLC, a debt buying and collection company based in Metairie, Louisiana. As a chief financial officer, Ms. Middleton is able to use her understanding of financial and accounting matters to help us shape our business plans, as well as her executive and management experience, which equips her to contribute to the board’s oversight of the Company’s management and business activities. Also, her knowledge of the New Orleans area allows her to provide insight regarding our growth plans in this market.

Andrew C. Nelson, M.D. Director since 2013	56

Dr. Nelson is a board certified gastroenterologist and is currently a partner with Texas Digestive Disease Consultants, a medical practice. From 1997 to 2018, he worked as a practicing partner with Gastroenterology Associates, a medical practice in Baton Rouge, Louisiana. In addition to the different perspective on our banking operations that Dr. Nelson’s background as a physician gives him, Dr. Nelson’s experience as a business owner until 2018 allows him to provide insight and understanding of our customer’s needs, as well as an understanding of successful business operations, to board discussions.

Frank L. Walker Director since 2013	61

Mr. Walker has been the Chief Financial Officer of JP Oil Holdings, LLC since 1996. JP Oil Holdings, headquartered in Lafayette, Louisiana, is an oil and gas exploration and production company as well as an investor in commercial real estate. Mr. Walker also serves on the Board of Trustees and as Treasurer of Lafayette General Health, a seven-hospital system with an additional six clinical affiliate hospitals in southwest Louisiana. In addition to his understanding of financial matters resulting from his business experience, Mr. Walker’s knowledge and contacts in Lafayette help us to develop our strategies to further expand our presence in this area.

CORPORATE GOVERNANCE

We are committed to strong and effective governance practices that promote and protect the interests of our shareholders. Our commitment to good corporate governance is illustrated by the following highlights.

9 of 10 director nominees are independent	100% independent audit, compensation, compliance and nominating and governance committees	Separate Chair and CEO roles

Stock ownership guidelines for directors and executive officers	No meeting attendance fees for directors	Clawback policy

Robust Code of Conduct and Code of Ethics	Declassified board of directors	No shareholders’ rights plan

Board Independence

Our board has determined that each of James M. Baker, Thomas C. Besselman, Sr., James H. Boyce, III, Robert M. Boyce, Sr., Robert Chris Jordan, David J. Lukinovich, Suzanne O. Middleton, Andrew C. Nelson, M.D. and Frank L. Walker is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.

The board considered the commercial, banking, legal, charitable and familial relationships between our directors and Investar or the Bank when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Stock Market Rules, including the relationships listed below under “CERTAIN TRANSACTIONS.” Other than the relationships listed below under “CERTAIN TRANSACTIONS,” the board determined that these relationships did not affect the above-named directors’ status as “independent directors.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer other than as listed under “CERTAIN TRANSACTIONS.”

Board Leadership Structure

The board has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer because the board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our board. Currently, Mr. Hidalgo serves as Chairman of the Board of the Company, while Mr. D’Angelo is the President and Chief Executive Officer of the Company and the Bank. We believe that at this time, this structure (as opposed to combining the positions of Chairman of the Board and Chief Executive Officer) is appropriate for us for two primary reasons. First, having a separate board chairman allows Mr. D’Angelo to focus fully on his primary responsibilities, which include implementing our strategic plans and managing the day-to-day operations of the Company and the Bank, rather than being occupied with fulfilling the duties of the Chairman of the Board, such as scheduling board meetings and otherwise managing the board of directors. Second, we believe that having the board chairman position separate from the Chief Executive Officer allows the board of directors to more effectively fulfill its obligation to oversee our management.

Board’s Role in Risk Oversight

Although the full board of directors is ultimately responsible for the oversight of our risk management processes, the board is assisted in this task by a number of its committees and committees of the Bank’s board of directors. These committees are primarily responsible for considering and overseeing the risks within their particular area of concern. For example, our audit committee focuses on financial reporting and operational risk. As provided in its charter, the audit committee is required to meet regularly with management, our independent registered public accounting firm and our internal auditors to discuss the integrity of our financial reporting processes and internal controls as well as the steps that have been taken to monitor and control risks related to such matters. The audit committee also meets with management to discuss our major risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies. The IT committee is primarily responsible for the development, maintenance and security of the Bank’s network devices and oversight of security standards and guidelines, and the IT committee also assists in the investigation and resolution of any security exposures and breaches identified by the Bank’s information security department, and reports to the board of directors as necessary. The Bank’s credit committee is primarily responsible for credit and other risks arising in connection with our lending activities, which includes overseeing management committees that also address these risks. The Bank’s asset-liability committee monitors our interest rate risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on net interest income and capital. Finally, our compensation committee, whose duties are described in more detail below, evaluates the risks that our executive compensation programs may generate.

Each committee meets regularly with management to assist in identifying all of the risks within such committee’s areas of responsibility and in monitoring and, where necessary, taking appropriate action to mitigate the applicable risks. Following each committee meeting, the committee chairman provides a report at the next board meeting to the full board of directors on issues related to such committee’s risk oversight duties. To the extent that any risks reported to the full board need to be discussed outside the presence of management, the board will call an executive session to discuss these issues.

We believe the board’s approach to fulfilling its risk oversight responsibilities complements its leadership structure. In his capacity as Chairman of the Board, Mr. Hidalgo reviews whether our board committees are addressing their risk oversight duties in a comprehensive and timely manner. Based on the outcome of these reviews, Mr. D’Angelo assists these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information, as well as with access to our employees, and (2) implementing recommendations of the various board committees to mitigate risk.

Board Meeting Attendance

Our board held 12 meetings during 2021. During 2021, all of our directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served during the periods that they served. The members of the board who are “independent directors” under Nasdaq Stock Market Rule 5605(a)(2) met in executive session twice during 2021.

Although we do not have a policy requiring director attendance at our annual meeting, all of our current directors attended the 2021 Annual Meeting.

Board Committees

To assist in the performance of its responsibilities, our board of directors has established standing committees. These committees include our executive committee as well as our audit committee, compliance committee, compensation committee and nominating and governance committee. The board also may establish additional committees as it deems necessary or appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The table below reflects the current membership of our standing committees.

Name of Director	Executive Committee	Audit Committee	Compliance Committee*	Compensation Committee	Nominating and Governance Committee
John J. D’Angelo	Chair
James M. Baker		X		Chair	X
Thomas C. Besselman, Sr.	X				X
James H. Boyce, III				X	X
Robert M. Boyce, Sr.			Chair		X
William H. Hidalgo, Sr.	X
Gordon H. Joffrion, III
Robert Chris Jordan
David J. Lukinovich		Chair**	X		Chair
Suzanne O. Middleton	X	X		X
Andrew C. Nelson, M.D.	X			X
Frank L. Walker			X

*Committee of the board of the Bank

**Audit committee financial expert, as defined by the SEC

Committee charters for the executive committee, audit committee, compliance committee, compensation committee and nominating and governance committee can be found under the “Investors” tab on our website at www.investarbank.com by selecting “Corporate Governance – Corporate Governance Information” and then selecting the applicable committee charter. The following charts summarize the primary responsibilities of each of the committees.

EXECUTIVE COMMITTEE Members: John J. D’Angelo (Chair) Thomas C. Besselman William H. Hidalgo, Sr. Suzanne O. Middleton Andrew C. Nelson, M.D. Meetings in 2021: 0

Primary Responsibilities:

●       Assists our board in fulfilling its oversight responsibilities by making all decisions with respect to all matters under the direction and control of the Board when the Board is not in session

AUDIT COMMITTEE

Members:

David J. Lukinovich (Chair)

James M. Baker

Suzanne O. Middleton

●        All members are independent as defined in the director independence standards of NASDAQ

●        All members also meet the criteria for independence in Rule 10A-3(b)(1) of the Exchange Act

●        Each member also meets the additional independence criteria set forth the applicable NASDAQ listing standards and SEC rules

●        Our Board has determined that Mr. Lukinovich is an “audit committee financial expert,” as such term is defined by SEC rules.

Meetings in 2021: 9

Primary Responsibilities:

●         Assists our board in fulfilling its oversight responsibilities relating to:

o         monitoring the integrity of our financial reporting process and system of internal controls

o         overseeing the internal audit department

o         reviewing and approving the scope of the annual audit, the audit fee and the financial statements

o         pre-approving all auditing and permitted non-audit services

o         reviewing our major risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies

o         appointing, compensating and monitoring the independence and performance of our independent registered public accounting firm

o         overseeing compliance with legal and regulatory requirements relating to financial reporting and auditing matters

COMPLIANCE COMMITTEE

Members:

Robert M. Boyce (Chair)

David J. Lukinovich

Frank L. Walker

●         The compliance committee is a committee of the board of the Bank

●         All members are independent as defined in the director independence standards of NASDAQ

Meetings in 2021: 4

Primary Responsibilities:

●         Assists our board in fulfilling its oversight responsibilities by:

o        establishing, in conjunction with management, programs regarding operational and regulatory compliance and sound business ethics

o        overseeing our relationships with our principal regulatory authorities

o        reviewing matters relating to our employee compliance education, training and communications to help ensure that our policies and procedures on regulatory compliance and ethics are properly disseminated, understood and followed

o        monitoring and reviewing activities to help ensure that regulatory requirements and high standards of business and personal ethics are communicated and are being met by the Company, its employees and its business partners

COMPENSATION COMMITTEE

Members:

James M. Baker (Chair)

James H. Boyce, III

Suzanne O. Middleton

Andrew C. Nelson, M.D.

●         All members are independent* as defined in the director independence standards of NASDAQ

●         Each member is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act

●         Each member also meets the additional independence criteria set forth the applicable NASDAQ listing standards and SEC rules

Meetings in 2021: 6

Primary Responsibilities:

●         Assists our board in fulfilling its oversight responsibilities by:

o        overseeing our compensation arrangements for our executives and directors

o        reviewing and approving our overall compensation structure, policies and programs (including benefit plans) to ensure that our compensation structure appropriately incentivizes our executive officers and other employees and otherwise meets our corporate objectives

o        setting the compensation payable to our Chief Executive Officer and our other named executive officers

o        administering our equity incentive plans and other incentive compensation plans

*In determining that each member of the compensation committee is an independent director, the board considered factors specifically relevant to determining whether such member has or had a relationship with us or the Bank that materially affects the member’s ability to be independent from management in connection with the duties of a compensation committee member, including those factors listed in Rule 5605(d)(2) of the Nasdaq Stock Market Rules.

NOMINATING AND GOVERNANCE COMMITTEE

Members:

David J. Lukinovich (Chair)

James M. Baker

Thomas C. Besselman, Sr.

James H. Boyce, III

Robert M. Boyce, Sr.

●         All members are independent as defined in the director independence standards of NASDAQ

Meetings in 2021: 2

Primary Responsibilities:

●         Assists our board in fulfilling its oversight responsibilities by:

o         selecting and recommending to the board persons for election as directors and committee members

o         advising the board of directors with respect to board composition, including independence, procedures and committees

o         reviewing and administering our corporate governance policies

o         leading the board of directors in its annual review of the performance of the board of directors and management

o         considering whether the candidate possesses the necessary qualifications and qualities to serve on our board of directors

o         reviewing the size and composition of the board of directors as a whole and recommending to the board of directors any appropriate changes, including any changes that may be necessary to ensure that the board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required

o         overseeing our political and charitable giving programs

o         reviewing and assessing the adequacy of the codes of business conduct and/or ethics applicable to our directors, officers and employees and recommending any desirable changes to the board of directors

o         assisting management in the preparation of the disclosure in our annual proxy statement regarding director independence and the operations of the nominating and governance committee

Communications with the Board

Shareholders can send communications to the board by contacting Van R. Mayhall, III, our Corporate Secretary, in one of the following ways:

•	By writing to Investar Holding Corporation, Attn: Corporate Secretary, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816;

•	By email to van.mayhall@investarbank.com; or

•	By telephone at (225) 227-2309.

If you request information or ask questions that can more efficiently be addressed by management, Mr. Mayhall will respond to your questions instead of the board. He will forward to the audit committee any communications concerning employee fraud or accounting matters and will forward to the full board any communications relating to corporate governance or those requiring action by the board of directors.

Evaluation of Director Nominees

When evaluating director candidates, the nominating and governance committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a company like us in the prevailing business environment. The committee uses the same criteria to assess all candidates for director, regardless of who proposed the candidate. Our By-laws set forth the minimum qualifications that any director or director candidate must possess, which include, as to such individual, the following: (1) ownership (together with his or her affiliates) of at least $100,000 of our stock, unless the board determines otherwise; (2) satisfaction of all qualifications to serve as a director under applicable laws, rules and regulations; (3) no felony convictions or conduct inconsistent with our code of ethics or otherwise not in the best interests of us or our employees; and (4) attendance (or ability to attend) at least 80% of all board and committee meetings.

In addition to the minimum qualifications in our By-laws, the nominating and governance committee considers whether the candidate possesses the following qualifications and qualities:

•	independence for purposes of the Nasdaq Stock Market Rules and SEC rules and regulations, and a record of honest and ethical conduct and personal integrity;

•	experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	familiarity with and participation in our markets;

•	ability to represent the interests of all of our shareholders; and

•	ability to devote time to the board of directors and to enhance their knowledge of our industry.

Although the board has not adopted a formal policy regarding the consideration of diversity when evaluating director candidates, the board believes that its membership should reflect diversity in its broadest sense. Accordingly, whenever the nominating and governance committee evaluates a potential candidate, we expect it to consider a candidate’s gender, ethnicity, experience, education, geographic location, and difference of viewpoint in the context of the composition of the board as a whole.

Shareholder Recommendations of Director Candidates

Usually, nominees for election to the board are proposed by the current members of the board. The nominating and governance committee will also consider candidates that shareholders and others recommend. In addition, a shareholder may nominate an individual to be elected to the board of directors in accordance with the requirements of the advance notice provisions in our By-laws. Shareholder nominations should be addressed to: Van R. Mayhall, III, Corporate Secretary, Investar Holding Corporation, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816 and must be submitted to us no earlier than January 18, 2023, and not later than the close of business on February 17, 2023, for consideration as a possible nominee for election to the board at our 2023 Annual Meeting of Shareholders (our “2023 Annual Meeting”).

The specific requirements of our advance notice and eligibility provisions, which apply to shareholder nominations of candidates for director, are set forth in Article Eight of our By-laws, a copy of which is available upon request. Among other things, a shareholders’ notice must include the following information as to each nominee:

•	The reason for making the nomination;

•

All arrangements or understandings (compensatory or otherwise) between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) was the registrant;

•

All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholders’ notice must also set forth the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our common stock (such as rights to dividends or fees related to an increase or decrease in the value of our stock) and all proxies and other arrangements to vote our stock held by the nominating shareholder, and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act and the rules and regulations thereunder in connection with the solicitation of proxies by such shareholder in a contested election. If a shareholder intends to nominate a nominee for election as director on behalf of the beneficial owner of the shares of which the shareholder is the record owner, the shareholder must also provide the information described above with respect to the beneficial owner. For additional information, refer to “SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING.”

Board Diversity

The table below provides certain highlights of the composition of our director nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Director Nominees Diversity Matrix as of March 21, 2022
Total Number of Director Nominees	12
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	10	1
Part II: Demographic Background
White	1	9	—
Did Not Disclose Demographic Background	—	2	—

CERTAIN TRANSACTIONS

We have had banking transactions in the ordinary course of business with our executive officers and directors as well as their immediate families and affiliated companies, and we expect to engage in additional transactions with these persons in the future. These banking transactions include loans, deposits and other financial services-related transactions. All such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The following describes transactions since January 1, 2020 in addition to the ordinary banking relationships described above in which we have participated and in which one or more of our directors, executive officers or other related persons had or will have a direct or indirect material interest (“related persons” includes the persons or entities included within the definition of “related parties” discussed in the next section):

•

On May 29, 2020, Investar Bank purchased the first floor of its corporate headquarters, located at 10500 Coursey Blvd. in Baton Rouge, Louisiana, from Court Plaza Investments, LLC, a related party entity that is controlled by Mr. Besselman. Following the purchases of the second and third floors in previous years, the first floor was purchased for $1.8 million and gives the Bank complete ownership of the building, branded as the Investar Tower. The purchase price approximated the appraised value as determined by an independent appraiser.

•

The Company has engaged in a number of transactions with Joffrion Construction Division, LLC (“JCD”), a commercial construction company owned and managed by Mr. Joffrion. For each transaction, the Company selected JCD through its public bidding process. The Company paid JCD approximately $0.1 million and $0.9 million during the years ended December 31, 2021 and 2020, respectively.

•

The Bank employs Mr. Hidalgo’s daughter as its Baton Rouge regional president. The total compensation paid by the Bank to Mr. Hidalgo’s daughter in 2020 was approximately $441,000 and in 2021 was approximately $460,000. Mr. Hidalgo’s daughter also participates in general welfare plans offered to employees of the Bank.

We believe that the terms and conditions of our transaction with Court Plaza Investments, LLC and Joffrion Commercial Division, LLC are comparable to terms that would have been available from a third party unaffiliated with us or the Bank. The compensation paid to Mr. Hidalgo’s daughter is consistent with the compensation paid to similarly-situated employees of the Bank.

Policies and Procedures for the Review, Approval and Ratification of Related Party Transactions

We have adopted written policies to comply with regulatory requirements and restrictions applicable to us with respect to related party transactions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

In addition, the Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding related party transactions or that might impair a non-employee director’s independence under SEC rules or Nasdaq Stock Market listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company, as well as a review of other records, including accounts payable and payroll. The Corporate Secretary reports any insider transactions so discovered to the audit committee for review, approval or ratification in accordance with the policies of the Company in effect from time to time and reports other matters that would disqualify a non-employee director from meeting Nasdaq Stock Market or SEC independence requirements to the board of directors.

To further raise awareness regarding insider transactions, and to ensure the proper handling of such transactions, we have adopted various codes of conduct, including the Code of Conduct for all employees and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers. These codes promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. These codes are available on the Corporate Governance page of the Investors website at https://investors.investarbank.com/corporate-governance.

NON-EMPLOYEE DIRECTOR COMPENSATION

During 2021, our non-employee directors received an award of RSUs as compensation for their service on the board and did not receive any cash fees. The RSUs vests in one-half increments each year over a two-year vesting period. Directors who are also our employees do not receive additional compensation for their service as directors. On January 20, 2021, our non-employee directors were granted RSUs, with the number of RSUs granted to each director determined based on the following target grant date award values: chairman of the board - $30,000, chair of each Company board committee - $28,500, and each other member of the Company's board - $20,000. The RSUs vest in equal installments on January 1, 2022 and January 1, 2023.

The following table sets forth compensation paid during 2021 to each of our non-employee directors.

Director Compensation Table
Name(1)	Stock Award(2)	Total
William H. Hidalgo, Sr. and Suzanne O. Middleton	$29,993	$29,993
James M. Baker, Thomas C. Besselman, Sr., James H. Boyce, III, Gordon H. Joffrion, III, David J. Lukinovich, and Frank L. Walker	28,493	28,493
Robert M. Boyce, Sr., Robert Chris Jordan, and Andrew C. Nelson, M.D.	19,984	19,984

(1)	As of December 31, 2021, William H. Hidalgo, Sr. and Suzanne O. Middleton had 2,320 unvested RSUs, Thomas C. Besselman, Sr., James H. Boyce, III, and David J. Lukinovich had 2,231 unvested RSUs, James M. Baker, Gordon H. Joffrion, III, and Frank L. Walker had 2,003 unvested RSUs. Robert Chris Jordan, and Andrew C. Nelson, M.D. had 1,726 unvested RSUs, and Robert M. Boyce, Sr. had 1,498 unvested RSUs.
(2)

The dollar amount of our time-based RSUs reflects the aggregate fair value determined as of the date of the grant based on the closing price of our common stock on such date, which on January 20, 2021 was $16.85, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation.

We also reimburse our directors for reasonable expenses incurred in connection with their service on our board, such as travel and lodging expenses.

EXECUTIVE OFFICERS

The names, ages, positions and business experience of our executive officers, except for Mr. D’Angelo, are listed below. Because he is also a member of our board, information about Mr. D’Angelo can be found under “Information about Directors and Director Nominees” above. All of our executive officers are appointed annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Linda M. Crochet	59	Ms. Crochet joined the Bank in January 2019 as the Greater Baton Rouge Loan Portfolio President. In October 2021, she assumed the role of Chief Operations Officer of the Company and the Bank. Prior to joining the Bank, Ms. Crochet served as Senior Director of Credit Process and Technology within the Credit Risk Management department of Capital One Bank from 2005 to 2018. Ms. Crochet also spent 21 years at Hibernia National Bank, which was acquired by Capital One Bank in 2005, in various roles that included credit underwriting, credit policy, lending, and investor relations.
Christopher L. Hufft	49

Mr. Hufft joined the Bank in February 2014 as its Chief Accounting Officer and in October 2015, he assumed his current role as Chief Financial Officer of the Company and the Bank. He also currently serves as Executive Vice President of the Company, a position that he has held since 2014. Prior to joining the Bank, Mr. Hufft served as the Vice President of Accounting at Amedisys, Inc., a publicly-traded home health and hospice company, from 2005 to February 2014. Mr. Hufft, a licensed certified public accountant, also spent seven years in public accounting, serving both public and privately-held clients in the banking, healthcare and manufacturing sectors.

Jeffrey W. Martin	56	Mr. Martin joined the Bank in April 2020 as the Business Banking Director. In October 2021, he assumed the role of Chief Credit Officer. Prior to joining the Bank, he served Regions Bank as a Commercial Banking Executive for two years and a Business Banking Executive for five years. He has over 28 years of banking experience, including senior roles in credit risk management, special assets, business development strategy and commercial banking.

EXECUTIVE COMPENSATION

This discussion should be read in conjunction with the “Compensation Tables” section beginning on page 22, as it provides context to the disclosures in the tables and detail regarding our executive compensation program, which is applicable to the executive officers identified in the tables (our “named executive officers”).

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, we attempt to tailor an executive’s compensation to (1) retain and motivate the executive, (2) reward him or her upon the achievement of company-wide, department and individual performance goals and (3) align the executive’s interest with the creation of long-term shareholder value, without encouraging excessive risk taking. During 2021, we compensated our named executive officers through a mix of base salary, annual cash incentive awards, long-term incentive, or “LTI,” awards, and other broad-based benefits, primarily consisting of retirement benefits and insurance.

Our compensation committee determines the compensation of our executive officers and recommends to our full board the amount and type of compensation for our directors, and any employment agreements, severance or termination agreements, or change of control agreements. Except as may be limited by applicable law, stock exchange rules and its charter, the compensation committee may delegate its authority to the extent it deems necessary or appropriate. Responsibility for the ministerial or day-to-day administration of our executive compensation program has been delegated to officers of the Bank.

The compensation committee generally determines the compensation to be paid to our named executive officers at a meeting held in the first quarter of each new fiscal year. At this meeting, the committee evaluates the performance of our named executive officers during the past year and approves adjustments to base salaries and individual incentive award targets for the upcoming year, including any performance objectives or other restrictions that must be satisfied as a condition of any grant or award. In addition, the committee determines the amount of our named executive officers’ annual cash incentive awards for the immediately completed fiscal year and, to the extent any long-term incentive award for that year was contingent on the attainment of performance goals, determines whether and to what extent the goals have been satisfied.

Role of Our Officers Relating to Executive Compensation

Our executive officers compile and provide information, make recommendations, and assist in the management and administration of our executive compensation plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and annual and long-term incentive awards for key executive officers, other than our chief executive officer;

•	Recommending changes to ensure that our compensation programs for non-executives remain competitive and aligned with our objectives; and

•

Providing information and data to the committee, including, but not limited to: (1) information concerning Company and individual performance; (2) information concerning the attainment of our strategic objectives; (3) the common stock ownership of each executive and his or her LTI holdings; (4) information about equity compensation plan dilution; (5) quantification of all forms of compensation payable to our executives; and (6) peer group compensation and performance data.

Our executive officers may attend meetings at the request of the committee, but no executive officer, including Mr. D’Angelo, is present during the deliberations of his or her compensation.

Use of Compensation Consultants

Under its charter, the compensation committee has the authority to retain its own independent compensation consultant. The compensation committee has retained Blanchard Consulting Group (“Blanchard”). Blanchard provided a market analysis used by the compensation committee in setting the base salaries of our executive officers in 2021, and in setting the cash incentive targets and maximum opportunities for certain executive officers for 2021. As required by the SEC rules, the compensation committee has assessed the independence of Blanchard and concluded that its work did not raise any conflicts of interest.

Market Analysis. Blanchard compared the compensation for our named executive officers against a group of 15 publicly traded banks. In 2021, the compensation committee reviewed Blanchard’s market analysis in assessing the level of each element of compensation paid to our executives and approving changes to the compensation levels and annual and long-term incentive programs for our executive officers.

The 15 publicly traded companies used by Blanchard were the following:

- BancPlus Corporation	- Home Bancorp, Inc.
- Business First Bancshares, Inc.	- Professional Holding Corp.
- Capital City Bank Group, Inc.	- Red River Bancshares, Inc.
- CapStar Financial Holdings, Inc.	- SmartFinancial, Inc.
- CBTX, Inc.	- South Plains Financial, Inc.
- First Bancshares, Inc.	- Spirit of Texas Bancshares, Inc.
- First Guaranty Bancshares, Inc.	- Wilson Bank Holding Company
- Guaranty Bancshares, Inc.

Executive Compensation Best Practices

Clawback Policy – In March 2019, we adopted a clawback policy, providing for the recovery of certain excess incentive compensation paid to our executive officers and other key employees in the event we are required to restate our financial statements due to material noncompliance with financial statement reporting requirements.

Anti-Hedging Policy – Our executive officers and directors are prohibited from engaging in hedging transactions with respect to our securities. Specifically, our Insider Trading Policy provides that all employees and directors of the Company “may not, directly or indirectly, purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company Securities.”

Executives Subject to Stock Ownership Guidelines – In March 2019, we adopted stock ownership guidelines for our executive officers and directors, under which they are required to maintain certain levels of ownership of our common stock. The executive officers and directors have until April 1, 2024, or five years from the date they become subject to the guidelines, to acquire and maintain ownership of a number of shares of common stock equal in value to the following: for our CEO, five times his annual base salary, for our CFO, three times his annual base salary, for our other executive officers, two times his or her annual base salary, and for our non-employee directors, $200,000.

Engagement of Independent Compensation Consultant – Our compensation committee retains an independent compensation consultant to evaluate our compensation programs.

No “Single Trigger” Vesting of RSUs and Cash Payments – Since 2019, we have granted restricted stock unit, or RSU awards, to our executive officers, and these RSUs will only accelerate upon a qualifying termination occurring within twenty-four months following a change in control. Similarly, change in control cash payments under our executive officers’ employment agreements are only payable upon the recipient’s actual or constructive termination of employment within 6 months prior to or 12 months following a change in control.

No Tax Gross-Ups – We do not provide our executive officers with any tax gross-ups.

Narrative to Summary Compensation Table for 2021

During 2021, our executive compensation program consisted of the five elements described below.

Base Salary. Our board of directors sets each named executive officer’s base salary annually, based on the recommendation of the compensation committee. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our named executive officers, our compensation committee and board of directors seek to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. In March 2021, based on the market analysis conducted by Blanchard, the compensation committee recommended base salary increases for our named executive officers designed to more closely reflect the median base salaries of the peer group as reported by Blanchard, and also recognize each executive’s individual performance.

The following adjustments were made to the base salaries of the named executive officers effective April 17, 2021:

Executive	2021 Base Salary	2020 Base Salary	Percentage Increase
John J. D’Angelo	$551,096	$510,000	8.0%
Christopher L. Hufft	300,530	285,000	5.4
Linda M. Crochet(1)	185,640	—	—
Travis M. Lavergne(2)	190,008	175,000	8.6
Dane M. Babin(3)	203,940	198,000	3.0

(1)	Ms. Crochet was named an executive officer in October 2021.
(2)	Mr. Lavergne left the Company in July 2021.
(3)	Mr. Babin left the Company in November 2021.

Annual Cash Incentives. We offer annual cash incentives to certain employees, including our named executive officers. The cash incentive is intended to encourage high levels of performance and to enable the Company to recruit, retain and motivate employees by rewarding individuals for the Company’s profitability. The amount of the annual cash incentive award and the performance goals that must be satisfied to earn the award are based on an employee’s position at the Bank and are set at the beginning of each year. The compensation committee approves the total annual cash incentive bonus that each employee is eligible to earn, while the individual performance goals are set by Mr. D’Angelo (except that the compensation committee establishes the goals applicable to Mr. D’Angelo’s award).

In March 2021, the compensation committee approved target and maximum award opportunities under our annual cash incentive program for each named executive officer. The compensation committee set the 2021 maximum award opportunity at 150% of the target awards for each executive. Based on a review of the Blanchard market analysis and given the Company’s performance, the target award opportunities were designed to move the executives closer to the median total compensation of the peer group.

The following table sets forth each named executive officer’s annual cash incentive award opportunities, the applicable metrics and relative weightings, and the award earned for 2021. Except for sign-on bonuses that we may pay in connection with the hiring of an executive officer, we do not pay discretionary cash bonuses.

			2021 Performance Metrics
Executive	Target Opportunity	Max Opportunity	Metrics	Weighting	Award Earned
John J. D’Angelo	$275,543	$413,315	Bank Net Income	100%	$277,549
			Bank Net Income	65%
Christopher L. Hufft	100,180	150,270	Cost Center Expenses	35%	109,261
			Loan Officer Production	25%
			Deposit Growth	15%
			Loan Officer Retention	10%
			Noninterest Income	10%
			Loan Fees	10%
			Bank Net Income	10%
			Charge-offs	10%
Linda M. Crochet	13,333	20,000	Exceptions	10%	14,372
			Cost Center Expenses	35%
			Loan Growth to Budget	35%
			Bank Net Income	15%
Travis M. Lavergne	33,333	50,000	Charge-offs	15%	48,463
			Bank Net Income	65%
Dane M. Babin	30,000	45,000	Cost Center Expenses	35%	32,051

Long-Term Incentive Awards. Long-term incentive compensation is awarded under our Amended and Restated 2017 Long-Term Incentive Compensation Plan (the “Plan”), which was approved at our 2021 Annual Meeting. Long-term incentive awards are intended to align the interests of our executives with the interests of our shareholders in a manner that does not encourage excessive risk-taking. The committee uses a combination of equity vehicles in the LTI program, including RSUs to provide immediate alignment of executive and shareholder interests, and stock options to incentivize longer-term performance because options have value only to the extent our share price increases during the exercise period. Our executives may receive long-term incentives in the form of one or both of these awards.

When establishing the named executive officers’ LTI target award values, the compensation committee, working with Blanchard, evaluates each executive’s performance over the previous fiscal year, and also considers the competitive positioning of the value of LTI awards granted in prior years relative to our peers, with the goal of moving our executives’ target award values closer to the median.

During 2021, the compensation committee established the LTI target award values for each named executive officer, determined the award allocation for each executive, which for Messrs. D’Angelo, Hufft, and Lavergne was 40% stock options and 60% RSUs, and for Mr. Babin and Ms. Crochet was 100% RSUs, and approved the following grants under the Plan to our named executive officers:

Executive	Total Target LTI Value	Stock Options	RSUs
John J. D’Angelo	$375,000	20,746	10,859
Christopher L. Hufft	200,000	11,065	5,791
Linda M. Crochet	50,000	—	2,413
Travis M. Lavergne	120,000	6,639	3,474
Dane M. Babin	75,000	—	3,619

Please refer to “Compensation Tables-Outstanding Equity Awards at Fiscal Year End” for information about the terms of our outstanding stock option and RSU awards.

Perquisites and Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory. Our named executive officers may participate in these plans. In addition, we maintain bank-owned life insurance policies with respect to each of the Company’s named executive officers. Although Investar Bank is the named beneficiary of each of those policies, we have agreed with each of those named executive officers that if the officer dies while employed by Investar Bank, the Company will pay such named executive officer’s estate an amount equal to 130% of that officer’s salary for the year in which his death occurs out of the benefits Investar Bank receives under such policy.

Other perquisites we provide to certain of our named executive officers include an allowance for vehicle expenses, country club dues, and additional long-term disability benefits. Although these perquisites involve incidental personal value, we believe they are necessary to advance our business purposes.

Retirement and Termination Benefits. We offer our employees who have completed 90 days of service participation in a tax-qualified defined contribution 401(k) plan sponsored by the Bank, which is intended to incentivize retirement savings on a tax-advantaged basis. We match voluntary deferrals not in excess of 4% of each employee’s compensation. Our matching contributions, as well as voluntary employee deferrals, are fully vested at all times. Benefits under the plan are equal to each employee’s account balance and may be distributed upon separation from employment, generally in the form of a single sum.

Employment Agreements: In August 2020, based on recommendations of the compensation committee's compensation consultant in order to promote retention, the Company and Bank entered into employment agreements with each of Mr. D’Angelo and Mr. Hufft. The initial term of each employment agreement expires on August 1, 2023, but each will automatically renew for successive one-year periods unless written notice of non-renewal is given by either party to the other at least ninety (90) days prior to the expiration of the then-current term. Under the agreements, Mr. D’Angelo is entitled to no less than $510,000 in annual base salary and annual incentive compensation of up to 55% of his base salary, and Mr. Hufft is entitled to no less than $285,000 in annual base salary and annual incentive compensation of up to 45% of his base salary, with any annual incentives subject to the discretion and approval of our board of directors.

The employment agreements provide for certain severance benefits. Specifically, if the executive’s employment terminates due to disability, in addition to any accrued amounts or vested benefits he is entitled to continued payment of his then-current base salary for one hundred eighty days. In addition, if the executive’s employment is terminated by us or the Bank other than for cause (as defined in the employment agreements), death, or disability, or the executive terminates employment for good reason (as defined in the employment agreements), in addition to any accrued amounts or vested benefits the executive will be entitled to the following:

●

in the case of Mr. D’Angelo, an amount equal to two times the sum of his then-current base salary plus the average annual incentive paid to him over the preceding three calendar years, to be paid in equal monthly installments over twenty-four months;

●

in the case of Mr. Hufft, an amount equal to the sum of his then-current base salary plus the average annual incentive paid to him over the preceding three calendar years, to be paid in equal monthly installments over twelve months; and

●

continued medical insurance coverage for the executive and his dependents for eighteen months following the date of termination, unless he becomes eligible to receive group health benefits under a subsequent employer.

In addition, if, during the term of the employment agreements, the executive’s employment is terminated by us or the Bank other than for cause, death or disability, or the executive terminates employment for good reason, within six months prior to or twelve months following a change in control, the executive will be entitled to the benefits outlined above and to an additional amount paid in a lump sum equal to the sum of the executive’s then-current base salary plus the average annual bonus paid to the executive over the preceding three calendar years.

The employment agreements contain provisions governing the non-disclosure and non-use of our trade secrets and confidential information and mutual covenants not to disparage the other party. In addition, the employment agreements include non-competition, non-solicitation of customers and non-piracy of employees covenants, which remain in effect for twelve months following the termination of each executive’s employment (or twenty four months following termination in connection with a change in control). Additionally, each executive is subject to certain forfeiture, regulatory and recoupment restrictions and must execute a valid release of claims in order to receive any severance payments.

SERP Benefits: In 2018 and 2019, after reviewing the analysis of its independent compensation consultant, the Bank entered into Salary Continuation Agreements with selected executives, including Messrs. D’Angelo, Hufft, Lavergne and Babin, effective February 28, 2018, which agreements were supplemented effective May 22, 2019 for Messrs. D’Angelo and Hufft (such agreements, including any supplements, referred to as “SERPs”). In addition, the Bank has purchased $21 million of bank owned life insurance to fund the SERPs and entered into split-dollar life insurance agreements with each of the executives receiving a SERP. These agreements with Messrs. Lavergne and Babin terminated in 2021 in connection with their respective terminations of employment.

The SERPs provide that each of Messrs. D’Angelo, Hufft, Lavergne and Babin shall receive annual payments of $300,000, $187,500, $100,000 and $50,000, respectively, upon attaining the age of 65, with such payments payable monthly over a period of 120 months. Each executive is also entitled to certain reduced payments following a termination of employment prior to attaining age 65 (other than a termination due to death or with cause), which payments will be made on the same schedule as set forth above. Messrs. D’Angelo and Hufft’s SERPs provide for a lump sum payment of the normal retirement age accrual balance benefit upon a qualifying change in control. Messrs. Lavergne and Babin’s SERPs provide that any payment due in the event of an early termination is subject to vesting, with 20% of the accrual balance under the agreement vesting on each of the sixth through tenth anniversaries of the effective date. Messrs. Lavergne and Babin’s agreements do not provide for payment upon a change in control, but provide for payment of the greater of (i) the accrual balance of his benefit at the time of termination, or (ii) $200,000, payable in a lump sum if he is terminated without cause or terminates for good reason following a change in control. The payment of the benefits to each executive is subject to forfeiture if the executive’s employment is terminated with cause, or if under the Federal Deposit Insurance Act, the executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency or the Bank is in default.

COMPENSATION TABLES

The following table provides information regarding the compensation paid to our principal executive officer and our three most highly compensated officers other than our principal executive officer, whom we refer to collectively as our “named executive officers,” for our fiscal years ended December 31, 2021 and 2020.

Summary Compensation Table
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
John J. D’Angelo	2021	$538,451	$224,998	$149,994	$277,549	$41,165		$1,232,157
President and Chief Executive Officer	2020	517,072	164,985	164,995	197,481	55,732		1,100,265
Christopher L. Hufft	2021	295,754	119,990	80,000	109,261	10,384		615,389
Chief Financial Officer	2020	283,356	89,990	89,999	90,991	21,659		575,995
Linda M. Crochet(6)	2021	183,704	49,997	—	14,372	7,938		256,011
Chief Operations Officer
Travis M. Lavergne(7)	2021	105,708	71,981	48,000	48,463	102,034	(5)	376,186
Former Chief Risk Management and Credit Officer	2020	177,518	49,983	49,999	26,995	11,164		315,659
Dane M. Babin(8)	2021	176,918	74,986	—	32,051	12,729		296,684
Former Chief Operations Officer	2020	201,492	64,998	—	29,028	17,981		313,499

(1)	Includes amounts deferred under the Company’s 401(k) plan
(2)

The dollar amount of our stock option grants and RSU awards reflects the aggregate fair value determined as of the date of the grant or award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Please refer to Note 15, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data of our 2021 Annual Report, for details regarding the assumptions used to derive the fair value of our stock option grants and RSU awards.

(3)	Represents payout of annual cash incentives.
(4)	Includes Company contributions to our 401(k) plan, life insurance premiums, and other benefits described on page 20 under "Perquisites and Welfare Benefits."
(5)	Includes a $95,000 payment as part of a separation agreement containing a general release of claims.
(6)	Ms. Crochet was named an executive officer in October 2021.
(7)	Mr. Lavergne left the Company in July 2021.
(8)	Mr. Babin left the Company in November 2021.

The following table provides information regarding outstanding stock options and unvested restricted stock awards and RSU awards that our named executive officers held as of December 31, 2021. Each grant listed below was made under our equity incentive plans. Under the terms of the stock option and RSU awards, if a change in control (as defined in the applicable plan) occurs, the options will become fully vested and remain exercisable until their expiration while the RSUs will remain subject to applicable vesting conditions, except that such conditions lapse if the holder of the RSUs is terminated by the Company without cause or terminates for a good reason (as defined in the Plan) during the 24-month period after a change of control. Except as otherwise provided in connection with a change in control, the options, whether or not then vested, and the restricted stock awards and RSUs are subject to forfeiture in the event of an involuntary termination for cause or voluntary separation from service (other than as a result of death, disability or retirement). The options are exercisable only during the period of employment, except that an extended exercise period is available in the event of the holder’s death, disability, retirement, or involuntary termination of employment without cause.

Outstanding Equity Awards at December 31, 2021
	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares of Units of Stock That Have Not Vested ($)(2)
John J. D’Angelo	7/1/2014	60,000	—	(3)	$14.00	7/1/2024	23,850	$439,079
	4/30/2015	30,000	—	(4)	15.74	4/1/2025
	3/1/2016	29,070	—	(5)	14.28	3/1/2026
	3/1/2017	15,955	3,989	(6)	20.25	3/1/2027
	3/1/2018	10,479	6,987	(7)	24.30	3/1/2028
	3/1/2019	8,218	12,329	(8)	24.40	3/1/2029
	3/1/2020	6,382	25,532	(9)	21.36	3/1/2030
	4/1/2021	—	20,746	(10)	20.72	4/1/2031
Christopher L. Hufft	7/1/2014	1,500	—	(3)	14.00	7/1/2024	12,532	230,714
	4/30/2015	9,000	—	(4)	15.74	4/1/2025
	3/1/2016	8,721	—	(5)	14.28	3/1/2026
	3/1/2017	7,420	1,856	(6)	20.25	3/1/2027
	3/1/2018	5,239	3,494	(7)	24.30	3/1/2028
	3/1/2019	4,109	6,164	(8)	24.40	3/1/2029
	3/1/2020	3,481	13,927	(9)	21.36	3/1/2030
	4/1/2021	—	11,065	(10)	20.72	4/1/2031
Linda M. Crochet	—	—	—		—	—	4,337	79,844
Travis M. Lavergne(11)	—	—	—		—	—	—	—
Dane M. Babin(12)	—	—	—		—	—	—	—

(1)	Represents unvested restricted stock and RSU awards, which will vest as shown in the table below in accordance with the terms of the applicable agreement.

Name	Shares	Vesting Date
John J. D’Angelo	1,064	March 1, 2022
	2,058	One half of total on each of March 1, 2022, and 2023
	3,689	One third of total on each of March 1, 2022, 2023, and 2024
	6,180	One fourth of total on each of March 1, 2022, 2023, 2024, and 2025
	10,859	One fifth of total on each of April 1, 2022, 2023, 2024, 2025, and 2026

Christopher L. Hufft	497	March 1, 2022
	1,029	One half of total on each of March 1, 2022, and 2023
	1,844	One third of total on each of March 1, 2022, 2023, and 2024
	3,371	One fourth of total on each of March 1, 2022, 2023, 2024, and 2025
	5,791	One fifth of total on each of April 1, 2022, 2023, 2024, 2025, and 2026

Linda M. Crochet	126	One third of total on each of February 1, 2022, 2023, and 2024
	1,798	One fourth of total on each of March 1, 2022, 2023, 2024, and 2025
	2,413	One fifth of total on each of April 1, 2022, 2023, 2024, 2025, and 2026

(2)

This column represents the market value of the shares of restricted stock as of December 31, 2021, based on the closing price of our common stock, reported on the Nasdaq Global Market, of $18.41 per share as of such date.

(3)	Options vest on a pro rata basis over a six-year service period, beginning July 1, 2015.
(4)	Options vest on a pro rata basis over a five-year service period, beginning April 1, 2016.
(5)	Options vest on a pro rata basis over a five-year service period, beginning March 1, 2017.
(6)	Options vest on a pro rata basis over a five-year service period, beginning March 1, 2018.
(7)	Options vest on a pro rata basis over a five-year service period, beginning March 1, 2019.
(8)	Options vest on a pro rata basis over a five-year service period, beginning March 1, 2020.
(9)	Options vest on a pro rata basis over a five-year service period, beginning March 1, 2021.
(10)	Options vest on a pro rata basis over a five-year service period, beginning April 1, 2022.
(11)	Mr. Lavergne left the Company in July 2021, forfeiting his outstanding equity awards.
(12)	Mr. Babin left the Company in November 2021 forfeiting his outstanding equity awards.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2021 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2021. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, discussed with the independent registered public accounting firm its independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding and evaluations of our internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2021, and the overall quality of our financial reporting. The committee held nine meetings during 2021.

In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in our 2021 Annual Report for filing with the Securities and Exchange Commission.

Audit Committee:

David J. Lukinovich, Chairman

James M. Baker

Suzanne O. Middleton

March 7, 2022

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees and Related Disclosures for Accounting Services

The audit committee has appointed Horne LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the 2022 fiscal year. This appointment will continue by decision of the audit committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the audit committee will consider that fact when it selects independent auditors for the following fiscal year.

Horne LLP has served as our independent registered public accounting firm since August 18, 2020. Prior to that date, and for the two fiscal years immediately prior, Ernst & Young LLP (“E&Y”) served as the Company’s independent registered public accounting firm.

On August 18, 2020, the Company notified E&Y of the decision of the audit committee to dismiss E&Y as the Company’s independent registered public accounting firm. The reports of independent registered public accounting firm of E&Y regarding the Company’s financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2019 and 2018, and during the interim period from the end of the most recently completed fiscal year through August 18, 2020, the date of dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y would have caused it to make reference to such disagreement in its reports.

The following table sets forth a summary of the fees billed to the Company by (i) Horne LLP for professional services rendered for the year ended December 31, 2021 and (ii) Horne LLP and E&Y for professional services rendered for the year ended December 31, 2020.

	2021	2020
Audit Fees(1)	$345,844	$534,203
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$345,844	$534,203

(1)

Audit fees include fees and expenses associated with the audit of our financial statements, the review of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all audit, audit-related, tax and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accounting firm prior to its engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. During 2021, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that such approvals are ratified by the audit committee.

PROPOSALS

Proposal No. 1 - Election of 12 Directors

If elected, the 12 directors nominated to stand for election at our 2022 Annual Meeting will serve a one-year term. Based on the recommendation of the nominating and governance committee, the board has nominated the following for election as directors:

•	James M. Baker
•	Thomas C. Besselman, Sr.
•	James H. Boyce, III
•	Robert M. Boyce, Sr.
•	John J. D’Angelo
•	William H. Hidalgo, Sr.
•	Gordon H. Joffrion, III
•	Robert Chris Jordan
•	David J. Lukinovich
•	Suzanne O. Middleton
•	Andrew C. Nelson, M.D.
•	Frank L. Walker

Each nominee presently serves as a member of our board and consents to being named in the proxy statement as a nominee and to serving as a director if elected at the 2022 Annual Meeting. Biographical information about each is set forth above under “BOARD OF DIRECTORS.” If for any reason one or more of the nominees is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the board.

Required Vote. Directors are elected by a plurality vote; the nominees who receive the highest number of votes cast, up to the number of directors to be elected, are elected.

Our board of directors unanimously recommends a vote “FOR” the election of each of the 12 nominees for director to the board of directors.

Proposal No. 2 - Ratification of the Appointment of Horne LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year

We are asking our shareholders to ratify the selection of Horne LLP as our independent registered public accounting firm for the 2022 fiscal year. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accounting firm, we view the selection of the independent registered public accounting firm as an important matter of shareholder concern and thus are submitting the selection of Horne LLP for ratification by shareholders as a matter of good corporate practice. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain Horne LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders. A representative of Horne LLP is expected to be present at the 2022 Annual Meeting to respond to appropriate questions and will also have an opportunity to make a statement if they desire to do so.

Required Vote. The affirmative vote by a majority of votes actually cast at the 2022 Annual Meeting is required for the ratification of the appointment of Horne LLP as our independent registered public accounting firm.

Our board of directors unanimously recommends a vote “FOR” the ratification of

Horne LLP as our independent registered public accounting firm for the 2022 fiscal year.

Proposal No. 3 - Approval of the Compensation of our Named Executive Officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC (also known as “say-on-pay”). Though this vote is not binding on the Company, our board and the compensation committee value the opinion of our shareholders and will consider the outcome of the vote when evaluating our executive compensation program This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At the 2021 Annual Meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2021 Annual Meeting. Our shareholders approved the say-on-pay proposal, with more than 96% of the total votes cast voted for the proposal. This year we are again asking our shareholders to vote on the following resolution:

RESOLVED, That the shareholders of Investar Holding Corporation (“the Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our shareholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our shareholders. At our 2020 Annual Meeting of Shareholders, our shareholders voted to hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2023 Annual Meeting.

In considering how to vote on this proposal, we encourage you to review the compensation tables and the narrative discussion preceding the compensation tables regarding our executive compensation program. Although this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our board of directors and our compensation committee value the opinion of our shareholders and will consider the outcome of the vote when evaluating our executive compensation program.

Required Vote. The affirmative vote by a majority of votes actually cast at the 2022 Annual Meeting is required for the approval of the compensation of our named executive officers.

Our board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Each year, at the annual meeting of shareholders, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Proposals for Inclusion in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2023 Annual Meeting may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2022 Annual Meeting is held within 30 days of May 18, 2023, shareholder proposals must be received by John J. D’Angelo at 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816, no later than the close of business on December 6, 2022 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2023 Annual Meeting

For any shareholder proposal to be presented in connection with the 2022 Annual Meeting but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to our corporate secretary in compliance with the advance notice and eligibility requirements contained in our By-laws. To be timely, a shareholder’s notice must be delivered to Van R. Mayhall, III, our Corporate Secretary, at 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our By-laws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our By-laws, based upon the meeting date of May 18, 2022 for the 2022 Annual Meeting, a qualified shareholder intending to introduce a proposal or nominate a director at the 2023 Annual Meeting but not intending the proposal to be included in our proxy materials must give written notice to our Corporate Secretary not earlier than the close of business on January 18, 2023 and not later than the close of business on February 17, 2023.

The advance notice provisions in our By-laws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder (who otherwise satisfies the conditions set forth in our By-laws) may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Corporate Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominee(s) proposed by the board of directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article Eight of our By-laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to Van R. Mayhall, III, Corporate Secretary, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816.

In addition to satisfying the requirements of our By-laws and applicable law, if a shareholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than Investar nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be delivered to the Corporate Secretary at the above address no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 Annual Meeting, no later than March 19, 2023). If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

OTHER MATTERS

As of the date of this proxy statement, management was unaware of any other matters to be brought before the 2022 Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares entitled to vote at the 2022 Annual Meeting, we will provide, without charge, a copy of our 2021 Annual Report. Requests should be mailed to Van Mayhall, III, General Counsel, 10500 Coursey Boulevard, Baton Rouge, Louisiana 70816. You may also access our 2021 Annual Report on our Internet website, www.investarbank.com.

By Order of the Board of Directors

William H. Hidalgo, Sr.

Chairman of the Board

April 5, 2022

Investar Holding Corporation

10500 Coursey Boulevard

Baton Rouge, Louisiana 70816

(225) 227-2222

www.investarbank.com

INVESTAR
P.O. BOX 8016, CARY, NC 27512-8903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/ISTR** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-855-652-7332** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Investar Holding Corporation

Annual Meeting of Stockholders

For stockholders of record as of March 21, 2022

DATE: Wednesday, May 18, 2022
TIME: 3:00 PM, Central Time
PLACE: 10500 Coursey Blvd., 3rd Floor
Baton Rouge, Lousiana 70816

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John J. D'Angelo and Van R. Mayhall, III, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Investar Holding Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the "Plans"), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 5:00 p.m. eastern, May 13, 2022, or if no choice is specified, will be voted by an independent fiduciary.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Investar Holding Corporation

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR		WITHHOLD	
	1.01 James M. Baker	☐		☐	FOR
	1.02 Thomas C. Besselman	☐		☐	FOR
	1.03 James H. Boyce, III	☐		☐	FOR
	1.04 Robert M. Boyce, Sr.	☐		☐	FOR
	1.05 John J. D'Angelo	☐		☐	FOR
	1.06 William H. Hidalgo, Sr.	☐		☐	FOR
	1.07 Gordon H. Joffrion, III	☐		☐	FOR
	1.08 Robert Chris Jordan	☐		☐	FOR
	1.09 David J. Lukinovich	☐		☐	FOR
	1.10 Suzanne O. Middleton	☐		☐	FOR
	1.11 Andrew C. Nelson, M.D.	☐		☐	FOR
	1.12 Frank L. Walker	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2	Ratification of appointment of Horne LLP as our independent registered public accountants for 2022.	☐	☐	☐	FOR
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐	FOR
Note:	In their discretion, the proxies are authorized to vote upon such other business as may come before the annual meeting and any adjournments or postponements thereof.	☐	☐	☐	N/A

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date